EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-2 No. 333-112360) and related prospectus of Adept Technology, Inc. for the registration of 22,740,816 shares of its common stock and to the incorporation by reference therein of our report dated August 4, 2003, with respect to the consolidated financial statements and schedule of Adept Technology, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

February 13, 2004